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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of Cellectar Biosciences, Inc. and Subsidiary (the “Company”) of our report dated February 26, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Cellectar Biosciences, Inc. and Subsidiary for the years ended December 31, 2018 and 2017 which are incorporated by reference in this Registration Statement.

Madison, Wisconsin
August 26, 2019

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